Exhibit 10.38

June 16, 2016

Rebecca Gebhardt
[Address Omitted]

Dear Becky,

We are pleased to confirm the details of your promotion to EVP, Chief Marketing Officer. In this role, you will report to Federica Marchionni. We all believe the future of Lands' End will provide us with many opportunities for growth and the company is well positioned for continued success.

The following outlines changes to your compensation package:

•	Effective June 11, 2016.

•	Annual base salary of $400,000 paid in bi-weekly payments.

•
Your annual target bonus incentive opportunity will increase to 65% of your base salary. The portion of the bonus target paid each year is based on your performance and the company’s fiscal results. The current AIP target opportunity will be prorated from the beginning of FY16 through the day before the promotion date at your prior salary. The new AIP target will be prorated from the promotion date through the end of FY16 at the increased salary.

•	Continued participation in the Lands’ End Long-term Incentive program (“LTI”). Your target incentive opportunity under the LTI will remain at 100% of your base salary.

Becky, we all think highly of you and believe there will be continued opportunity to leverage your knowledge, experience, and leadership as we pursue our vision of becoming a global lifestyle brand.

Sincerely,
Kelly Ritchie
SVP, Employee and Customer Services

/s/Rebecca L. Gebhardt__________
Rebecca L. Gebhardt